Exhibit 4.4

THIS WARRANT AND THE APPLICABLE SHARES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

ENTERA BIO LTD.

WARRANT TO PURCHASE SHARES OF ENTERA BIO

For value received and subject to the provisions set forth in this warrant (this “Warrant”), _______ (the “Holder”) and its assignees are entitled to purchase from Entera Bio Ltd., an Israeli Company (the “Company”):

Type of Shares:	Applicable Securities.
Exercise Price:	To be calculated as set forth in Section 2 below.
Number of Shares	To be calculated as set forth in Section 2 below.
Term of Warrant:	Four (4) years from the warrant date.
Warrant Date:	June __, 2016.

The number of Shares for which this Warrant is exercisable and the Exercise Price may be adjusted as specified in Section 6.

1.           Definitions. As used herein, capitalized terms not otherwise defined herein shall have the meanings set forth in the introductory paragraph of this Warrant or the following meanings:

a.       “Applicable Securities” shall have the meaning set forth in Section 2 below.

b.       “Change of Control” shall mean any (i) acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any share acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting shares of the Company outstanding immediately prior to such transaction continue to retain (either by such voting shares remaining outstanding or by such voting shares being converted into voting shares of the surviving entity), as a result of shares in the Company held by such holders prior to such transactions, in substantially the same proportions, at least fifty percent (50%) of the total voting power represented by the voting shares of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) sale, lease or other conveyance of all substantially all of the assets of the Company.

c.       “Ordinary Shares” means the Ordinary Shares of the Company, each having a nominal value of NIS 0.01.

d.       “Exercise Price” means (x) in the event of a Triggering Event, 100% of the applicable price per share of the Applicable Securities in the Triggering Event (which shall be calculated without reference to the Discount, as such term is defined in the Note) and (y) in the event of a Voluntary Conversion, 100% of the applicable price per share of the securities acquired pursuant to such conversion.

e.       “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

f.       “Note” means the Convertible Promissory Note and Loan Agreement, dated as of the date hereof, by and among the Company, the Holders and the other lenders thereto.

g.       “Qualified Financing” means a private placement of equity securities of the Company, or securities convertible into equity securities of the Company, in an aggregate amount of no less than $10.0 million, not including issuances of such securities, the conversion of such securities, or private placements, in any such case pursuant to agreements in effect on the date hereof.

h.       “QIPO” has the meaning ascribed to such term in the Note.

i.       “Shares” means the Applicable Securities of the Company issuable upon exercise of this Warrant.

j.       “Triggering Event” means the consummation of the first to occur of a Change of Control, Qualified Financing or QIPO, occurring following the date of this Warrant.

k.       “Voluntary Conversion” has the meaning ascribed to such term in the Note.

l.       “Warrant Date” means the date of this Warrant specified in the introductory paragraph of this Warrant.

2.           Applicable Securities; Number of Applicable Securities; Exercise Price. This Warrant may be exercised for up to that number of the equity securities (including, upon issuance of more than 25% warrant coverage upon the Triggering Event, any warrants exercisable for equity securities) issued or sold in the Triggering Event or Voluntary Conversion (the “Applicable Securities”) equal to forty percent (40%) of the Applicable Securities issued or sold to the Holder upon conversion of the Note in such Triggering Event or Voluntary Conversion (both as set forth in Section 4 of the Note), at the Exercise Price, subject in all cases to adjustment as set forth below (such exercise price, the “Exercise Price”). The Holder shall be entitled to identical rights, preferences and privileges with respect to the Shares as all other holders of Applicable Securities, including without limitation, registration rights relating to the Shares.

In the event of exercise following a QIPO, in lieu of payment to the Company as set forth in the preceding paragraph, the Holder may convert this Warrant in whole or in part, into the number of Shares calculated pursuant to the following formula, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of Shares into which the Holder desires to convert this Warrant:

Y(A ־B)

X = _____________________________

A

Where:

X = the number of Shares to be issued to the Holder;

Y = the number of Shares which would otherwise have been obtainable upon conversion of this Warrant;

A = the fair market value of the Applicable Securities; and

B = the Exercise Price.

3.           Term. The right to purchase Applicable Securities upon exercise hereof is exercisable simultaneously with, and at any time and from time to time following, the consummation of a Triggering Event or Voluntary Conversion, until the end of the Term of Warrant specified in the introductory paragraph of this Warrant.

4.           Payment and Exercise. The purchase right represented by this Warrant may be exercised by the Holder during the term set forth in Section 3 hereof, in whole or in part and from time to time, at the election of the Holder, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased.

The person or persons in whose name(s) any certificate(s) representing Applicable Securities shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested in writing by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.

5.           Shares Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Applicable Securities or securities acquirable upon conversion of such Applicable Securities to provide for the exercise of the rights represented by this Warrant and, in the event that the Applicable Securities are preferred shares, a sufficient number of Ordinary Shares to provide for the conversion of the Applicable Securities into Ordinary Shares.

6.           Adjustment of Exercise Price and Number of Shares. Following a Triggering Event or Voluntary Conversion, the number and kind of shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.       Change of Control. In case of any Change of Control, the Company, or such successor or purchasing corporation, as the case may be, shall make appropriate provision, so that the Holder shall receive upon exercise of this Warrant at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Applicable Securities theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, money and property receivable upon such Change of Control by a holder of the number of Applicable Securities then purchasable under this Warrant.

b.       Reclassifications or Reorganizations. Following a Triggering Event or Voluntary Conversion, in case of any reclassification, capitalization reorganization or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall duly execute and deliver to the Holder a new Warrant (in a form substantially similar to this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Applicable Securities theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, and property receivable upon such reclassification, reorganization or change by a holder of the number of Applicable Securities then purchasable under this Warrant. The provisions of this Section 6.b shall similarly apply to successive reclassifications, reorganizations and changes.

c.       Subdivision, Shares Dividend or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide, distribute a dividend payable in Applicable Securities or cash or combine its outstanding Applicable Securities, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision, share dividend or cash dividend and the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

d.       Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of Applicable Securities purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

e.       Antidilution Rights. The other antidilution rights applicable to the Applicable Securities purchasable hereunder, if any, shall be set forth in the Company’s Amended and Restated Articles of Association, as may be amended through the Term of the Warrant, a true and complete copy of which (in their form as of the Warrant Date) is attached hereto as Exhibit B (as the same may be amended from time to time, the “Articles”). The Company shall promptly provide the Holder with any restatement, amendment, modification or waiver of the Articles promptly after the same has been made.

7.           Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 6 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder. In addition, whenever the conversion price or conversion ratio of the Applicable Securities shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Securities after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

8.           Fractional Shares. No fractional Applicable Securities will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall round up or down to the nearest whole number of shares (in the event any such fraction is equal to one-half (1/2), the Company shall round up to the nearest whole number) and issue such whole number of Shares.

9.           Rights as Shareholders; Information. Without derogating from Section 6 above, no Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Securities or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, following the Triggering Event or Voluntary Conversion, the Company will transmit to the Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the holders of the Applicable Securities except if such information, documents and reports are otherwise publicly filed or made publicly available by the Company.

10.          Notice Rights.

a.       Triggering Event. The Company shall provide the Holder with at least ten (10) days’ written notice prior to the consummation of the Triggering Event.

b.       Dividends and Repurchases. The Company shall provide the Holder with at least fourteen (14) days written notice prior to the record date of any cash dividend with respect to or offer to repurchase the Applicable Securities.

c.       Liquidation. The Company shall provide the Holder with at least fourteen (14) days written notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.

11.          Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Holder as follows:

a.       This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b.       As of and following the Triggering Event or Voluntary Conversion, the Shares will be duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

c.       As of and following the Triggering Event or Voluntary Conversion, the rights, preferences, privileges and restrictions granted to or imposed upon the Applicable Securities and the holders thereof will be as set forth in the Articles.

d.       As of and following the Triggering Event or Voluntary Conversion, the Ordinary Shares issuable upon conversion of the Shares will be duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Articles will be validly issued, fully paid and nonassessable.

e.       The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Articles, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any government authority or agency or other person, except for the filing of notices pursuant to applicable securities laws, which filings will be effected by the time required thereby.

12.          Restrictions on Transfer. By acceptance of this Warrant, the Holder hereby agrees that (i) until the consummation of the Company's QIPO, the Holder will not sell, offer for sale, pledge, hypothecate or otherwise transfer ("Transfer") this Warrant except to a Permitted Transferee (as such term is defined in Article 19 of the Articles) and (ii) upon and following the consummation of a QIPO, absent an effective registration statement filed with the Securities and Exchange Commission under the Act covering the disposition or sale of this Warrant or the Shares issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, the Holder will not Transfer any or all this Warrant or the Shares, as the case may be, unless such transfer is exempt from the registration requirements of the Act and any applicable state securities laws, and in such event the Company may require an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such transfer. In the event of any Transfer in compliance with the terms and conditions of this Section 12, the Holder may Transfer this Warrant, in whole or in part, upon surrender of this Warrant properly endorsed and delivery of a Form of Assignment in substantially the form attached hereto as Exhibit C duly executed by the Holder and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer, if any.

13.          Compliance with Securities Laws. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any securities purchased upon exercise of this Warrant or acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as the Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding the Shares for an indefinite period; that the Holder understands that the Shares will not be registered under the Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, granted to the Holder) and will be “restricted securities” within the meaning of Rule 144 promulgated under the Act; and that all stock certificates representing Shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

14.          Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the holder hereof (as such term is defined in the Note).

15.          Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, overnight courier or facsimile (with return receipt requested) or delivered personally to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

16.          Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Securities issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

17.          Lost Warrants or Stock Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any share certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or share certificate, the Company will make and deliver a new Warrant or share certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or shares certificate.

18.          Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

19.          Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Israel.

20.          Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

21.          Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

22.          No Impairment of Rights. The Company will not, by amendment of its Articles or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

23.          Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

24.          Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Signature Page Follows]

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

ENTERA BIO LTD.

Name:
Title:

Address for Notices:

Entera Bio Ltd.
Jerusalem Bio Park
PO Box 12117
Jerusalem 91220
Tel: +972-54-535-2683
Attn: Dr. Phillip Schwartz

with a copy (which shall not constitute notice) to:

Yair Geva, Adv.
Herzog Fox & Neeman Law Office
4 Weizmann Street
Tel Aviv 64239, Israel
Fax: +972-3-696-6464
Email: gevay@hfn.co.il

EXHIBIT A

NOTICE OF EXERCISE

To: Entera Bio Ltd. (the “Company”)

The undersigned hereby elects to purchase________ shares of [Applicable Securities] [Ordinary Shares] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

or (in the event of a QIPO, as such term is defined in the Warrant)

The undersigned hereby elects irrevocably to convert its right to purchase ___ Shares under the Warrant for ______ Shares, as determined in accordance with the following formula:

Y(A ־ B)

X = _____________________________

A

where:

X = the number of Shares to be issued to the Holder;

Y = the number of Shares which would otherwise have been obtainable upon conversion of this Warrant;

A = the fair market value of the Applicable Securities; and

B = the Exercise Price.

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue a certificate or certificates representing ________ shares in the name of the undersigned:

(Name)

(Address)

(Signature)

____________

(Date)

EXHIBIT B

ARTICLES

EXHIBIT C

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)

To: Entera Bio Ltd.	Warrant No. ___

For value received, the undersigned hereby sells, assigns and transfers unto ________________________ the attached Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________________ attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Shares set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	Number of Shares

If the number of shares specified to be transferred in this Form of Assignment shall not be all of the Shares purchasable under the Warrant, please issue a new Warrant in the name of the undersigned for the balance remaining of the Shares purchasable thereunder.

[Holder name]

By:

Printed Name

Title